EXHIBIT (3)(a)(3)

TERMINATION OF PRINCIPAL UNDERWRITING AGREEMENT

TERMINATION OF PRINCIPAL UNDERWRITING AGREEMENT

This TERMINATION OF PRINCIPAL UNDERWRITING AGREEMENT is made and entered into this 14th day of March, 2007, among AFSG SECURITIES CORPORATION (“AFSG”), a Pennsylvania corporation, and PEOPLES BENEFIT LIFE INSURANCE COMPANY (“PBL”), an Iowa corporation, on its own behalf and on behalf of the separate investment account of PBL (the “Account”).

WHEREAS, AFSG and PBL entered into a Principal Underwriting Agreement dated August 1, 1992, as amended by Amendment No. 1 dated May 1, 2002 (the “Underwriting Agreement”);

WHEREAS, AFSG and PBL desire to terminate the Underwriting Agreement;

WHEREAS, AFSG desires to waive notice of such termination so as to make it effective on March 14, 2007;

WHEREAS, defined terms used in this instrument have the same meaning as defined in the Underwriting Agreement;

NOW, THEREFORE, in consideration of their mutual promises, AFSG and PBL agree as follows:

The Underwriting Agreement is hereby terminated effective March 14, 2007. AFSG hereby waives its right to receive sixty (60) days advance written notice of this termination.

IN WITNESS WHEREOF, each of the parties hereto has caused this instrument to be executed in its name and on its behalf by its duly authorized representative.

AFSG SECURITIES CORPORATION		PEOPLES BENEFIT LIFE INSURANCE COMPANY

By:	/s/ Lisa A. Wachendorf	By:	/s/ Darin D. Smith
	Lisa A. Wachendorf		Darin D. Smith

Title:	Vice President and Chief Compliance Officer	Title:	Vice President